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Exhibit 10.1

SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

        THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of May 14, 2003, by and among Alpine Holdco Inc., a Delaware corporation ("Parent"), DNE Technologies, Inc., a Delaware corporation ("Technologies"), DNE Manufacturing and Service Company, a Delaware corporation ("Manufacturing"), Essex Electric Inc., a Delaware corporation ("Electric"; Parent, Technologies, Manufacturing and Electric are collectively, the "Borrowers" and each, a "Borrower"), DNE Systems, Inc., a Delaware corporation ("Systems" or "Credit Party"), Foothill Capital Corporation, as agent ("Agent") for the Lenders (defined below) and as a Lender, Congress Financial Corporation (Southern), as documentation agent for the Lenders ("Documentation Agent") and as a Lender, and the undersigned Required Lenders.

        WHEREAS, Borrowers, Credit Party, Agent, Documentation Agent and certain other financial institutions from time to time party thereto (the "Lenders") are parties to that certain Loan and Security Agreement dated as of December 11, 2002 (as amended from time to time, the "Loan Agreement"); and

        WHEREAS, Borrowers, Agent and Required Lenders have agreed to amend the Loan Agreement in certain respects, subject to the terms and conditions contained herein.

        NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

        1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

        2.    Amendment to Loan Agreement.    Subject to the satisfaction of the conditions set forth in Section 6 hereof, the Loan Agreement is amended in the following respects:

          (a)   The defined term "Applicable Margin" set forth in Section 1.1 of the Loan Agreement is amended and restated in its entirety, as follows:

        "'Applicable Margin' means the percentages set forth below (on a per annum basis) with respect to LIBOR Rate Loans, Base Rate Loans and the Unused Line Fee:

Base Rate Loans	1.25%
LIBOR Rate Loans	3.25%
Unused Line Fee	0.50%"

          (b)   The defined term "Average Utilization Percentage" set forth in Section 1.1 of the Loan Agreement is deleted in its entirety.

          (c)   The defined term "EBITDA" set forth in Section 1.1 of the Loan Agreement is amended by deleting the word "and" at the end of clause (v) thereof and inserting a comma in substitution therefor, by inserting the word "and" at the end of clause (vi) thereof, and by adding a new clause (vii) immediately following clause (vi) thereof, as follows:

            "(vii) one-time, nonrecurring operating expenses in an aggregate amount not to exceed $3,000,000 incurred after April 1, 2003 and prior to July 31, 2003 in connection with the new business plan of Companies as set forth on the management projections submitted to the Agent on March 31, 2003 (a copy of which projections are attached as Annex I to that certain Second Amendment to Loan and Security Agreement dated as of May 14, 2003);"

          (d)   The defined term "Leverage Ratio" set forth in Section 1.1 of the Loan Agreement is deleted in its entirety.

          (e)   Section 6.3(c) of the Loan Agreement is amended and restated in its entirety, as follows:

            "(x) with respect Parent's 2004 fiscal year, as soon as available, but in any event on or prior to October 31, 2003 and (y) with respect to each of Parent's fiscal years thereafter, as soon as available, but in any event within 30 days prior to the start of each such fiscal year,

              (i)    copies of Companies' Projections, in form satisfactory to Agent, in its sole discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, month by month, which Projections shall reflect management's good faith and reasonable estimates of future financial performance of Parent and its Subsidiaries for the period or periods set forth therein and will be based upon estimates and assumptions stated therein, all of which Parent shall believe to be reasonable and fair in light of conditions and facts known to management of the Parent as of the date of preparation thereof (it being understood that such Projections as they relate to future events are not to be viewed as representations or warranties that such events will occur, and that actual results may differ from projected results),"

          (f)    Section 7.21 of the Loan Agreement is amended and restated in its entirety, as follows:

        "7.21    Financial Covenants.

          (a)   Fail to maintain:

            (i)    Minimum EBITDA.    EBITDA, measured on a fiscal month-end basis, for each period set forth below, of not less than the required amount set forth in the column labeled "Minimum EBITDA" in the following table for the applicable period set forth opposite thereto:

Period	Minimum EBITDA
1 month period ending April 30, 2003	$(1,917,000)
2 month period ending May 31, 2003	$(2,824,000)
3 month period ending June 30, 2003	$(2,782,000)
4 month period ending July 31, 2003	$(2,929,000)
5 month period ending August 31, 2003	$(2,864,000)
6 month period ending September 30, 2003	$(3,166,000)
7 month period ending October 31, 2003	$(3,501,000)
8 month period ending November 30, 2003	$(3,267,000)
9 month period ending December 31, 2003	$(2,734,000)
1 month period ending January 31, 2004	$(20,000)
2 month period ending February 29, 2004	$160,000
3 month period ending March 31, 2004	$(1,112,000)
4 month period ending April 30, 2004	$(1,993,000)
5 month period ending May 31, 2004	$(2,433,000)
6 month period ending June 30, 2004	$(2,845,000)
7 month period ending July 31, 2004	$(2,948,000)
8 month period ending August 31, 2004	$(2,902,000)
9 month period ending September 30, 2004	$(3,107,000)
10 month period ending October 31, 2004	$(3,348,000)
11 month period ending November 30, 2004	$(3,184,000)
12 month period ending December 31, 2004	$(2,811,000)
12 month period ending January 31, 2005 and the 12 month period ending on the last day of each month thereafter	80% of EBITDA for such period as reflected in the Companies' Projections most recently delivered to Agent pursuant to Section 6.3(c) and approved by Required Lenders

            (ii)   Tangible Net Worth.    As of any month end date, beginning with May 31, 2003, Tangible Net Worth of not less than 80% of Tangible Net Worth for such date as shown in the Closing Date Balance Sheet (as adjusted based upon the financial information delivered to Agent in accordance with Section 6.3(b) for the fiscal period ending December 31, 2002 and in accordance with Section 6.3(c) for 2003 fiscal year).

          (b)   Excess Availability.    Fail to maintain Excess Availability of least $6,500,000 at all times; provided, that during two separate consecutive-day periods of up to a maximum length of 5 Business Days each during any fiscal month, Borrowers may maintain Excess Availability of less than $6,500,000 without there being a breach of this Section 7.21(b).

          (c)   Make:

            (i)    Capital Expenditures.    Capital expenditures in any period set forth below in excess of the amount set forth in the following table for the applicable period:

Period	Amount
Fiscal month of December, 2002	$1,500,000
Fiscal year ending December 31, 2003	$13,000,000
Fiscal year ending December 31, 2004	$13,000,000
Fiscal year ending December 31, 2005 and each fiscal year thereafter	$10,500,000

            (ii)   The amount of capital expenditures made with the insurance proceeds received by any Company or its Subsidiaries from any casualty or taking used to replace or restore any properties or assets in respect of which such proceeds were paid shall not be used to reduce the amounts set forth in clause (i) above to the extent such insurance proceeds are not required to be applied to prepay the Obligations pursuant to Section 6.8.

            (iii)  The amount of capital expenditures made in connection with any Permitted Acquisition shall not be used to reduce the amounts set forth in clause (i) above. "

        3.    Covenant Regarding 2004 Financial Covenants.    Each party hereto covenants and agrees that it will undertake to negotiate in good faith revisions to the financial covenants set forth in Section 7.21 of the Loan Agreement on the basis of Companies' Projections for the 2004 fiscal year that are delivered to Agent pursuant to Section 6.3(c) of the Loan Agreement and approved by Required Lenders.

        4.    Agreement Regarding Advances under Capex Availability.    Notwithstanding anything in the Loan Agreement to the contrary, Borrowers hereby acknowledge and agree that (i) Advances predicated on Capex Availability shall not be requested in an aggregate amount exceeding $5,000,000 and (ii) any Advances predicated on Capex Availability shall only be requested in respect of Equipment (1) that is purchased and fully paid for by Electric after May 14, 2003, but prior to December 31, 2004 for use solely at the facility owned by Electric and located at 4251 Helton Drive, Florence-Lauderdale Industrial Park in Florence, Alabama, (2) that is new and unused as of such date of purchase, (3) that has not become affixed to the real property at such facility in Florence, Alabama (unless the same is and remains subject to a Mortgage) in a manner that would cause such Equipment to be considered a fixture and (4) with respect to which Agent (for the benefit of the Lender Group) has a first-priority perfected Lien and which is not subject to any other Lien.

        5.    Ratification.    This Amendment, subject to satisfaction of the conditions provided below, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein. In all other respects, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.

        6.    Amendment Fee.    Borrowers hereby agree to pay to Agent on the date hereof, for pro rata distribution to the Lenders that have executed this Amendment and delivered their signatures hereto on the date hereof, an amendment fee of $100,000, which fee shall be non-refundable and fully earned as of the date hereof. The foregoing amendment fee is in addition to, and not in lieu of, all other fees charged to Borrowers under the Loan Documents.

        7.    Conditions to Effectiveness.    This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

          (a)   Each party hereto shall have executed and delivered this Amendment to Agent;

          (b)   Companies shall have delivered to Agent such documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;

          (c)   No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment;

          (d)   All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel; and

          (e)   Each Lender shall have received the portion of the amendment fee payable to such Lender on the date of this Agreement under Section 6 hereof.

        8.    Miscellaneous.

        (a)    Warranties and Absence of Defaults.    In order to induce Agent to enter into this Amendment, each Company hereby warrants to Agent, as of the date hereof, that the representations and warranties of Companies contained in the Loan Agreement are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof).

        (b)    Expenses.    Companies, jointly and severally, agree to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Companies agree, jointly and severally, to pay, and save Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment or the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Loan Agreement as amended hereby.

        (c)    Governing Law.    This Amendment shall be a contract made under and governed by the internal laws of the State of Georgia.

        (d)    Counterparts.    This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

        (e)    Severability.    Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of the terms hereof.

        9.    Release.

        (a)   In consideration of the agreements of Agent and Required Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

        (b)   Each Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

        (c)   Each Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:
DNE TECHNOLOGIES, INC. a Delaware corporation
By
Title
DNE MANUFACTURING AND SERVICE COMPANY a Delaware corporation
By
Title
ESSEX ELECTRIC INC., a Delaware corporation
By
Title
ALPINE HOLDCO INC., a Delaware corporation
By
Title

CREDIT PARTY:
DNE SYSTEMS, INC., a Delaware corporation
By
Title
AGENT:
FOOTHILL CAPITAL CORPORATION, a California corporation
By
Title:	Vice President
DOCUMENTATION AGENT:
CONGRESS FINANCIAL CORPORATION (SOUTHERN), a Georgia corporation
By
Title

LENDERS:
FOOTHILL CAPITAL CORPORATION
By
Title:	Vice President
STANDARD FEDERAL BANK NATIONAL ASSOCIATION
By: LaSalle Business Credit, Inc., its Agent
By
Title:	Vice President
CONGRESS FINANCIAL CORPORATION (SOUTHERN)
By
Title
THE CIT GROUP / BUSINESS CREDIT, INC.
By
Title:	Vice President
ORIX FINANCIAL SERVICES, INC.
By
Title:	Vice President

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SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT